EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-118369, 333-98331 and 333-132995) and on Form S-3 (Nos. 333-102286, 333-121133, 333-123775, 333-127622 and 333-140836) of our report dated August 4, 2005 except for the restatement described in Note 2 included in the 2005 Form 10-K (Amendment No. 3) (not separately presented herein) to correct annual disclosures of earnings per share as described in Note 2 to which the date is December 15, 2005, relating to the consolidated financial statements of Terremark Worldwide, Inc., which appears in this Form 10-K.
/s/ PricewaterhouseCoopers LLP
Miami, Florida
June 14, 2007